Exhibit 5.1

May 14, 2025

First Industrial Realty Trust, Inc.

First Industrial, L.P.

One North Wacker Drive

Suite 4200

Chicago, Illinois 60606

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the issuance of (a) $450,000,000 aggregate principal amount of the 5.250% Senior Notes due 2031 (the “Notes”) by First Industrial, L.P., a Delaware limited partnership (the “Operating Partnership”), and (b) the Guarantee of the Notes (the “Guarantee”) by First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”).

The Notes and the Guarantee are being offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-287056), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as an automatic shelf registration statement on May 8, 2025, by the Company and the Operating Partnership under the provisions of the Act and the rules and regulations of the Commission thereunder (the “Registration Statement”), including a prospectus supplement dated May 12, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the prospectus dated May 7, 2025, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issuance of the Notes and Guarantee.

We have made such legal and factual investigation as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the Prospectus, and the exhibits to the Registration Statement, (ii) the Underwriting Agreement, dated as of May 12, 2025 (the “Underwriting Agreement”), by and among the Company, the Operating Partnership and J.P. Morgan Securities LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule 1 thereto, (iii) the Indenture dated as of May 14, 2025 (the “Base Indenture”), by and among the Company, the Operating Partnership and U.S. Bank Trust Company, National Association, as trustee, as amended by the First Supplemental Indenture thereto, dated as of May 14, 2025 (together with the Base Indenture, the “Indenture”), (iv) the Global Note evidencing the Notes, dated as of the date hereof, (v) certain resolutions of the Board of

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900 | Chicago, Illinois 60606 | T. 312.984.3100 | F. 312.984.3150 | bfkn.com

First Industrial Realty Trust, Inc.

First Industrial, L.P.

May 14, 2025

Directors of the Company, and (vi) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company or the Operating Partnership and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the Underwriting Agreement, (i) the Notes will constitute valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms, and (ii) the Guarantee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions set forth above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act. With respect to all matters of Maryland law, we have relied solely, without independent investigation, upon the opinion of McGuireWoods LLP, which is being filed with the Commission on the date hereof as an exhibit to the Company’s and the Operating Partnership’s Current Report on Form 8-K and incorporated by reference in the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We also express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect the legal conclusion stated in this opinion letter).

First Industrial Realty Trust, Inc.

First Industrial, L.P.

May 14, 2025

We hereby consent to the reference to our firm in the Prospectus under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Company’s and the Operating Partnership’s Current Report on Form 8-K being filed with the Commission on the date hereof and incorporated by reference in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/S/ BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP